UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 3)*
Enstar Group Limited
(Name of Issuer)
Ordinary Shares, par value $0.0125 per share
(Title of Class of Securities)
G3075 P101
(CUSIP Number)
May 13, 2010
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	G3075 P101

1	NAME OF REPORTING PERSONS Trident II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON

PN

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CUSIP No.	G3075 P101

1	NAME OF REPORTING PERSONS Trident Capital II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON

PN

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CUSIP No.	G3075 P101

1	NAME OF REPORTING PERSONS Marsh & McLennan Capital Professionals Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON

PN

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CUSIP No.	G3075 P101

1	NAME OF REPORTING PERSONS Marsh & McLennan Employees’ Securities Company, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON

PN

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CUSIP No.	G3075 P101

1	NAME OF REPORTING PERSONS Stone Point Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		N/A

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		N/A

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		N/A

WITH:	8	SHARED DISPOSITIVE POWER

N/A

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12	TYPE OF REPORTING PERSON

PN

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CUSIP No.	G3075 P101
ITEM 1(a) NAME OF ISSUER:
Enstar Group Limited (the “Company”)
ITEM 1(b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:
18 Queen Street, Windsor Place
3rd Floor, P.O. Box HM 2267
Hamilton, HM JX Bermuda
ITEM 2(a) NAMES OF PERSON FILING:
Trident II, L.P.
Trident Capital II, L.P.
Marsh & McLennan Capital Professionals Fund, L.P.
Marsh & McLennan Employees’ Securities Company, L.P.
Stone Point Capital LLC
ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
For:
Trident II, L.P.
Trident Capital II, L.P.
Marsh & McLennan Capital Professionals Fund, L.P.
Marsh & McLennan Employees’ Securities Company, L.P.
c/o Maples & Calder, Ugland House, Box 309
South Church Street, Georgetown
Grand Cayman, Cayman Islands
For:
Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
ITEM 2(c) CITIZENSHIP:
Trident II, L.P. — Cayman Islands
Trident Capital II, L.P. — Cayman Islands
Marsh & McLennan Capital Professionals Fund, L.P. — Cayman Islands
Marsh & McLennan Employees’ Securities Company, L.P. — Cayman Islands
Stone Point Capital LLC — United States
ITEM 2(d) TITLE OF CLASS OF SECURITIES:
Ordinary Shares, par value $0.0125 per share (the “Ordinary Shares”)
ITEM 2(e) CUSIP NUMBER:
G3075 P101
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
Not applicable. The report is filed pursuant to Rule 13d-1(d).

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ITEM 4. OWNERSHIP
     Trident II, L.P. (“Trident II”), Marsh & McLennan Capital Professionals Fund, L.P. (“Trident PF”) and Marsh & McLennan Employees’ Securities Company, L.P. (“Trident ESC”) do not any of the Ordinary Shares.
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     Trident II, Trident PF and Trident ESC have ceased to be the beneficial owner of more than 5% of the Ordinary Shares. ☑
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
     Not applicable.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
     Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
     See Exhibit B.
ITEM 9. NOTICE OF DISSOLUTION OF GROUP
     Not applicable.
ITEM 10. CERTIFICATION.
     (a) Not applicable. This filing is made pursuant to Rule 13d-1(d).

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SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: June 28, 2010

TRIDENT II, L.P. By: Trident Capital II, L.P., its sole general partner By: CD Trident II, LLC, a general partner
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Vice President

TRIDENT CAPITAL II, L.P. By: CD Trident II, LLC, a general partner
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Vice President

STONE POINT CAPITAL LLC
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Principal

MARSH & MCLENNAN CAPITAL PROFESSIONALS FUND, L.P. By: Stone Point GP Ltd., its sole general partner
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Secretary

MARSH & MCLENNAN EMPLOYEES’ SECURITIES COMPANY, L.P. By: Marsh & McLennan GP I, Inc., its sole general partner By: Stone Point Capital LLC, agent/attorney-in-fact
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Principal

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Exhibit A
LIMITED POWER OF ATTORNEY
For purposes of the investment in Enstar Group Limited (“Enstar”) held by Trident II, L.P. (“Trident II”) and Marsh & McLennan Employees’ Securities Company, L.P. (“Trident II ESC”), the undersigned, Marsh & McLennan GP I, Inc. (“MMC GP”), does hereby irrevocably constitute and appoint Stone Point Capital LLC (“Stone Point”), with full power of substitution, the true and lawful attorney-in-fact and agent of the undersigned to act on behalf of Trident II ESC, to execute, acknowledge, verify, swear to, deliver, record and file any and all of the following:
(a)	all filings, if any, with the U.S. Securities and Exchange Commission to be made by Trident II ESC with respect to its ownership in Castlewood including without limitation SEC Forms 3, 4 and 5 as well as SEC Schedule 13D or 13G;

(b)	all documents and agreements to be executed by Trident II ESC relating to the holding and disposition of shares of common stock of Castlewood owned by Trident II ESC, provided that the disposition of shares by Trident II ESC shall be permitted only if it is in parallel with Trident II, as required under the terms of that certain amended and restated co-investment agreement, dated as of May 31, 2005, among Trident II, Trident II ESC and the other parties thereto; and

(c)	any other documents, instruments or agreements determined by Stone Point to be necessary in connection with the foregoing.
Any person dealing with Trident II ESC may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized, regular and binding, without further inquiry.
THIS POWER OF ATTORNEY AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THIS POWER OF ATTORNEY EXPIRES MARCH 31, 2012.
MARSH & McLENNAN EMPLOYEES’ SECURITIES COMPANY, L.P.
By: MARSH & MCLENNAN GP I, INC.

By:	/s/ Luciana Fato
	Name:	Luciana Fato
	Title:	Secretary

March 24, 2010

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Exhibit B
JOINT FILING AGREEMENT
The undersigned agree that the statement on Schedule 13G/A to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.
Dated: June 28, 2010

TRIDENT II, L.P. By: Trident Capital II, L.P., its sole general partner By: CD Trident II, LLC, a general partner
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Vice President

TRIDENT CAPITAL II, L.P. By: CD Trident II, LLC, a general partner
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Vice President

STONE POINT CAPITAL LLC
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Principal

MARSH & MCLENNAN CAPITAL PROFESSIONALS FUND, L.P. By: Stone Point GP Ltd., its sole general partner
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Secretary

MARSH & MCLENNAN EMPLOYEES’ SECURITIES COMPANY, L.P. By: Marsh & McLennan GP I, Inc., its sole general partner By: Stone Point Capital LLC, agent/attorney-in-fact
By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Principal

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